Exhibit 5.1

April 14, 2016

Medgenics, Inc.
435 Devon Park Drive
Building 700
Wayne, PA 19087

Re: Form S-8

Ladies and Gentlemen:

We have acted as counsel to Medgenics, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement (the “Registration Statement”) of the Company on Form S-8 under the Securities Act of 1933, as amended (the “Act”), and the filing of the Registration Statement with the Securities and Exchange Commission. The Registration Statement covers (i) an additional 3,000,000 shares (the “Equity Plan Shares”) of common stock, $0.0001 par value per share (the “Common Stock”) under the Medgenics, Inc. Stock Incentive Plan (the “Plan”) and (ii) an aggregate of 675,000 shares of Common Stock (the “Incentive Shares”), issuable upon the exercise of inducement stock options granted to certain employees of the Company pursuant to stock option agreements (each an “Award Agreement,” and collectively, the “Award Agreements”).

In connection with this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Plan, the Award Agreements, the Amended and Restated Certificate of Incorporation and the Second Amended and Restated By-laws of the Company, as amended to date, resolutions of the Company’s Board of Directors and such other documents and corporate records relating to the Company as we have deemed appropriate. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic, and that all copies of documents submitted to us conform to the originals. We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be reliable.

We express no opinion herein as to the law of any state or jurisdiction other than the laws of the State of Delaware, including statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws of the State of Delaware, and the federal laws of the United States of America.

Based upon the foregoing, we are of the opinion that he Equity Plan shares, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable and that the Incentive Shares, upon the exercise of the Award Agreements, will be validly issued, fully paid and non-assessable.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ Pepper Hamilton LLP

Pepper Hamilton LLP